PART II - EXHIBIT 12
                                                           --------------------


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                                                                                                      Six Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                         June 30,
                                                    ---------------------------------------------------------------   ----------
                                                    1994           1995          1996          1997           1998          1999
                                                    ----           ----          ----          ----           ----          ----
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items.........    $ 43.4         $358.9        $340.1        $145.2         $516.4       $(975.9)

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................         -            0.2           0.2           0.2            0.2           0.1
         Capitalized interest.................       0.2              -           0.3             -              -           2.8
                                                  ------         ------        ------        ------         ------       --------
                                                    43.2          358.7         339.6         145.0          516.2        (978.8)
                                                  ======         ======        ======        ======         ======       ========


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     184.6          147.1         172.6         122.4          105.4          55.6
   Portion of rentals representative
     of an interest factor....................      12.8           13.5          15.1          14.7           17.0           9.4
                                                  ------         ------        ------        ------         ------       --------
           Total Fixed Charges................     197.4          160.6         187.7         137.1          122.4          65.0
                                                  ------         ------        ------        ------         ------       --------
           Total Earnings Available...........    $240.6         $519.3        $527.3        $282.1         $638.6       $(913.8)
                                                  ======         ======        ======        ======         ======       ========
Ratio of Earnings to Fixed Charges............      1.22           3.23          2.81          2.06           5.22            (A)
                                                    ====           ====          ====          ====           ====            ===





(A) As a result of the loss reported for the six months ended June 30, 1999, earnings were insufficient to cover fixed charges by $913.8 million.

     Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 2 of the Company's Condensed Consolidated Financial Statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the six months ended June 30, 1999 would have been 3.26.